    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1999
                                                           REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 NEXTCARD, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             6141                           68-0384-606
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------

                                 JEREMY R. LENT
                            CHIEF EXECUTIVE OFFICER
                                 NEXTCARD, INC.
                         595 MARKET STREET, SUITE 1800
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 836-9700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                   COPIES TO:

               RONALD H. STAR, ESQ.                              MICHAEL J. HALLORAN, ESQ.
                 JOANNE BAL, ESQ.                                 KAREN A. DEMPSEY, ESQ.
              ELIZABETH B. KENT, ESQ.                              DAVINA K. KAILE, ESQ.
               BRETT MCDONNELL, ESQ.                                KAREN M. YAN, ESQ.
         HOWARD, RICE, NEMEROVSKI, CANADY,                     PILLSBURY MADISON & SUTRO LLP
     FALK & RABKIN, A PROFESSIONAL CORPORATION                     235 MONTGOMERY STREET
        THREE EMBARCADERO CENTER, SUITE 700                   SAN FRANCISCO, CALIFORNIA 94104
          SAN FRANCISCO, CALIFORNIA 94111                             (415) 983-1000
                  (415) 434-1600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-91333

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF           AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
 SECURITIES TO BE REGISTERED        REGISTERED(1)             UNITS (2)              PRICE(1)(2)           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par
  value.......................        1,150,000                $35.125               $40,393,750               $10,664
------------------------------------------------------------------------------------------------------------------------------
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

     (1) Includes shares subject to over-allotment option granted to the underwriters.

     (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock as reported on the Nasdaq National Market on December 8, 1999.

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

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This Registration Statement is filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") by NextCard, Inc. (the "Company"), pursuant to Rule 462(b) under the Act. This Registration Statement incorporates by reference the contents of the Registration Statement on Form S-1 (File No. 333-91333) relating to the offering of up to 8,050,000 shares of Common Stock of the Company.

                                 CERTIFICATION

     The Company hereby certifies to the Commission that (i) it has instructed its bank to pay the Commission the filing fee set forth on the cover page of this Registration Statement by a wire transfer of such amount to the Commission's account at Silicon Valley Bank as soon as practicable (but no later than the close of business on December 10, 1999), (ii) it will not revoke such instructions, (iii) it has sufficient funds in the relevant account to cover the amount of such filing fee, and (iv) it will confirm receipt of such instructions by the bank during regular business hours on December 10, 1999.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, we have had duly caused this Form S-1 registration statement to be signed by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on the 9th day of December, 1999.

                                      NEXTCARD, INC.

                                      By:                    *
                                        ----------------------------------------
                                          Jeremy R. Lent
                                          Chairman of the Board, Chief
                                          Executive Officer and President

     Each person whose signature appears below constitutes and appoints John V. Hashman and Robert Linderman as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                       TITLE                         DATE
                     ---------                                       -----                         ----

*                                                    Chairman of the Board, Chief Executive  December 9, 1999
---------------------------------------------------     Officer, President and Director
Jeremy R. Lent                                           (Principal Executive Officer)

*                                                      Chief Financial Officer (Principal    December 9, 1999
  -------------------------------------------------    Financial and Accounting Officer)
  John V. Hashman

*                                                                   Director                 December 9, 1999
  -------------------------------------------------
  Jeffrey D. Brody

*                                                                   Director                 December 9, 1999
  -------------------------------------------------
  Alan N. Colner

*                                                                   Director                 December 9, 1999
  -------------------------------------------------
  Daniel R. Eitington

*                                                                   Director                 December 9, 1999
  -------------------------------------------------
  Tod H. Francis

                     SIGNATURE                                       TITLE                         DATE
                     ---------                                       -----                         ----

*                                                                   Director                 December 9, 1999
---------------------------------------------------
Safi U. Qureshey

*                                                                   Director                 December 9, 1999
---------------------------------------------------
Bruce G. Rigione

             *By: /s/ JOHN V. HASHMAN
------------------------------------------------
                 Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT                                                                  SEQUENTIALLY
NUMBER                       DESCRIPTION OF DOCUMENT                     NUMBERED PAGE
-------                      -----------------------                     -------------
 5.1++     Opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin,
           A Professional Corporation..................................
23.1       Consent of Ernst & Young LLP................................
23.2++     Consent of Howard, Rice, Nemerovski, Canady, Falk & Rabkin,
           A Professional Corporation (included in its opinion as
           Exhibit 5.1 to this Registration Statement).................

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++ To be filed by amendment.